UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934


                         CAPSTONE TURBINE CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)



                  COMMON STOCK (PAR VALUE $0.001 PER SHARE)
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   14067D10
                 --------------------------------------------
                                (CUSIP Number)


                              DECEMBER 31, 2000
------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)





                              Page 1 of 10 pages

-----------------------
  CUSIP NO.  14067D10                       13G
-----------------------

------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Awatea Holdings Limited

------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a) [_]
                                                                       (b) [_]
------------------------------------------------------------------------------
3.       SEC USE ONLY


------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Barbados - West Indies

------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

     NUMBER OF           7,349,510

      SHARES -----------------------------------------------------------------
                    6.   SHARED VOTING POWER
  BENEFICIALLY
                         0
   OWNED BY
             -----------------------------------------------------------------
      EACH          7.   SOLE DISPOSITIVE POWER

   REPORTING             7,349,510

    PERSON   -----------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
     WITH
                         0

------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,349,510

------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [-]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.7%

------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------



                              Page 2 of 10 pages

-----------------------
  CUSIP NO. 14067D10                        13G
-----------------------

------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Fletcher Challenge Industries (Barbados) Limited

------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [_]
------------------------------------------------------------------------------
 3.      SEC USE ONLY


------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Barbados - West Indies

------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

     NUMBER OF           7,349,510*

      SHARES         ---------------------------------------------------------
                    6.   SHARED VOTING POWER

   BENEFICIALLY
                         0
    OWNED BY
                   -----------------------------------------------------------
      EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING            7,349,510*

     PERSON        -----------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
      WITH
                         0

------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,349,510*

------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [-]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.7%

------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

     * Represents shares beneficially owned by Awatea Holdings Limited, a wholly owned subsidiary of Fletcher Challenge Industries (Barbados) Limited.




                              Page 3 of 10 pages

-----------------------
  CUSIP NO. 14067D10                        13G
-----------------------

------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Energy Holdings Offshore Limited

------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.      SEC USE ONLY


------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         New Zealand

------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

     NUMBER OF           7,379,510*

      SHARES       -----------------------------------------------------------
                    6.   SHARED VOTING POWER
   BENEFICIALLY
                         0

     OWNED BY
                   -----------------------------------------------------------
       EACH         7.   SOLE DISPOSITIVE POWER

    REPORTING            7,349,510*

      PERSON       -----------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
       WITH
                         0

------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,349,510*

------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.7%

------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

     * Represents shares beneficially owned by Awatea Holdings Limited, an indirect subsidiary of Energy Holdings Offshore Limited.


                              Page 4 of 10 pages

-----------------------
  CUSIP NO. 14067D10                        13G
-----------------------

------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Energy International Holdings Limited

------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [_]
------------------------------------------------------------------------------
 3.      SEC USE ONLY


------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         New Zealand

------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

     NUMBER OF           7,349,510*

      SHARES       -----------------------------------------------------------
                    6.   SHARED VOTING POWER
   BENEFICIALLY
                         0
     OWNED BY
                   -----------------------------------------------------------
       EACH         7.   SOLE DISPOSITIVE POWER

    REPORTING            7,349,510*

      PERSON       -----------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
       WITH
                         0

------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,349,510*

------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [-]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.7%

------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

     * Represents shares beneficially owned by Awatea Holdings Limited, an indirect subsidiary of Energy International Holdings Limited.


                              Page 5 of 10 pages

-----------------------
  CUSIP NO.  14067D10                       13G
-----------------------

------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Fletcher Challenge Industries Limited

------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.      SEC USE ONLY


------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         New Zealand

------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

     NUMBER OF           7,349,510*

      SHARES       -----------------------------------------------------------
                    6.   SHARED VOTING POWER
   BENEFICIALLY
                         0
     OWNED BY
                   -----------------------------------------------------------
       EACH         7.   SOLE DISPOSITIVE POWER

    REPORTING            7,349,510*

      PERSON       -----------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
       WITH
                         0

------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,349,510*

------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.7%

------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

     * Represents shares beneficially owned by Awatea Holdings Limited, an indirect subsidiary of Fletcher Challenge Industries Limited.


                              Page 6 of 10 pages

-----------------------
  CUSIP NO.  14067D10                       13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Fletcher Challenge Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      New Zealand

------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

     NUMBER OF           7,349,510*

      SHARES       -----------------------------------------------------------
                    6.   SHARED VOTING POWER
   BENEFICIALLY
                         0

     OWNED BY
                   -----------------------------------------------------------
       EACH         7.   SOLE DISPOSITIVE POWER

    REPORTING            7,349,510*

      PERSON       -----------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
       WITH
                         0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,349,510*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.7%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO

------------------------------------------------------------------------------

     * Represents shares beneficially owned by Awatea Holdings Limited, an indirect subsidiary of Fletcher Challenge Limited.


                              Page 7 of 10 pages

Item 1(a).     Name of Issuer:

               Capstone Turbine Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               21211 Nordhoff Street
               Chatsworth, California 91311

Item 2(a).     Name of Persons Filing:

               Awatea Holdings Limited
               Fletcher Challenge Industries (Barbados) Limited
               Energy Holdings Offshore Limited
               Energy International Holdings Limited
               Fletcher Challenge Industries Limited
               Fletcher Challenge Limited

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               Awatea Holdings Limited
               Nation House
               Roebuck Street
               Bridgetown, Barbados - West Indies

               Fletcher Challenge Industries (Barbados) Limited
               Nation House
               Roebuck Street
               Bridgetown, Barbados - West Indies

               Energy Holdings Offshore Limited
               810 Great South Road, Penrose
               Private Bag 92114
               Auckland, New Zealand

               Energy International Holdings Limited
               810 Great South Road, Penrose
               Private Bag 92114
               Auckland, New Zealand

               Fletcher Challenge Industries Limited
               810 Great South Road, Penrose
               Private Bag 92114
               Auckland, New Zealand

               Fletcher Challenge Limited
               810 Great South Road, Penrose
               Private Bag 92114
               Auckland, New Zealand

Item 2(c).     Citizenship:

               Awatea Holdings Limited - Barbados - West Indies Fletcher Challenge Industries (Barbados) Limited -
                    Barbados-West Indies
               Energy Holdings Offshore Limited - New Zealand Energy International Holdings Limited - New Zealand Fletcher Challenge Industries Limited - New Zealand Fletcher Challenge Limited - New Zealand

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.001 per share

Item 2(e).     CUSIP Number:

               14067D10

Item 3.        Not applicable.  This Schedule 13G is filed pursuant to Rule
               13d-1(d).

Item 4.        Ownership.

        (a).   Amount beneficially owned:


                              Page 8 of 10 pages

               See the responses to Item 9 on the attached cover pages.

        (b).   Percent of Class:

               See the responses to Item 11 on the attached cover pages.

        (c).   Number of shares as to which such person has:

               (i). Sole power to vote or to direct the vote: See the responses to Item 5 on the attached cover pages.

               (ii). Shared power to vote or to direct the vote: See the responses to Item 6 on the attached cover pages.

               (iii). Sole power to dispose or to direct the disposition of:
                      See the responses to Item 7 on the attached cover pages.

               (iv). Shared power to dispose or to direct the disposition of: See the responses to Item 8 on the attached cover pages.


Item 5.        Ownership of Five Percent or Less of a Class.

                           Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another
               Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.        Notice of Dissolution of Group.

                           Not Applicable

Item 10.       Certification.

                           Not Applicable


                              Page 9 of 10 pages

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 8, 2001



                                      AWATEA HOLDINGS LIMITED,

                                        by /s/    Peter Steele
                                           -----------------------------------
                                           Name:  Peter Steele
                                           Title: Director

                                      FLETCHER CHALLENGE INDUSTRIES (BARBADOS)
                                      LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                           Name:  John McDonald
                                           Title: Director

                                      ENERGY HOLDINGS OFFSHORE LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                           Name:  John McDonald
                                           Title: Director

                                      ENERGY INTERNATIONAL HOLDINGS LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                           Name:  John McDonald
                                           Title: Director

                                      FLETCHER CHALLENGE INDUSTRIES LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                           Name:  John McDonald
                                           Title: Group Treasurer/Authorized
                                                  Signatory

                                      FLETCHER CHALLENGE LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                           Name:  John McDonald
                                           Title: Group Treasurer/Authorized
                                                  Signatory


                             Page 10 of 10 pages

                               INDEX TO EXHIBITS




Exhibit No.                Exhibit
-----------                -------

  99.1 Joint Filing Agreement, dated February 8, 2001, among Awatea Holdings Limited, Fletcher Challenge Industries (Barbados) Limited, Energy Holdings Offshore Limited, Energy
               International Holdings Limited, Fletcher Challenge
               Industries Limited and Fletcher Challenge Limited.





                             Page 11 of 10 pages

                                                                EXHIBIT (99.1)


                            JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Capstone Turbine Corporation and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 8, 2001



                                      AWATEA HOLDINGS LIMITED,

                                        by /s/    Peter Steele
                                           -----------------------------------
                                           Name:  Peter Steele
                                           Title: Director

                                      FLETCHER CHALLENGE INDUSTRIES (BARBADOS)
                                      LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                           Name:  John McDonald
                                           Title: Director

                                      ENERGY HOLDINGS OFFSHORE LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                           Name:  John McDonald
                                           Title: Director

                                      ENERGY INTERNATIONAL HOLDINGS LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                           Name:  John McDonald
                                           Title: Director

                                      FLETCHER CHALLENGE INDUSTRIES LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                           Name:  John McDonald
                                           Title: Group Treasurer/Authorized
                                                  Signatory

                                      FLETCHER CHALLENGE LIMITED,

                                        by /s/    John McDonald
                                           -----------------------------------
                                          Name:  John McDonald
                                          Title: Group Treasurer/Authorized
                                                 Signatory



                             Page 12 of 10 pages